Exhibit 99.2

Capmark Financial Group Inc. Further Extends Bridge Loan Maturity

(Horsham, PA) – March 24, 2009 – Capmark Financial Group Inc. (“Capmark”) today announced that it has agreed with the holders of approximately 94% of the outstanding principal balance under its bridge loan agreement to further extend the maturity date of the bridge loan until April 9, 2009. Capmark paid the lenders a fee in connection with the extension of 0.25% of the extended amount.  One holder of $48 million principal amount of the bridge loan has not agreed to an extension and has demanded payment of all amounts due to such holder.

Capmark continues to be in active discussions with its lenders regarding possible further modifications to its senior credit facility and its bridge loan agreement.  There is no assurance that Capmark will be able to reach an agreement with its lenders regarding further modifications to its bridge loan or senior credit facility.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of Capmark to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.